Exhibit 99

MBIA INSURANCE CORPORATION
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2002 and 2001
and for the years ended
December 31, 2002, 2001 and 2000

Report of Independent Accountants

To the Board of Directors and Shareholder of
MBIA Insurance Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and changes in shareholder’s equity and cash flows present fairly, in all material respects, the financial position of MBIA Insurance Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the financial statements, effective January 1, 2002, MBIA Corp. changed its method of accounting for goodwill and for stock option compensation.  In addition, as discussed in Note 2 to the financial statements, effective January 1, 2001, MBIA Corp. changed its method of accounting for derivative instruments.

January 31, 2003

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(dollars in thousands except per share amounts)

	December 31, 2002	December 31, 2001

Assets
Investments:
Fixed-maturity securities held as available-for-sale at fair value (amortized cost $6,945,059 and $6,707,183)	$7,446,035	$6,839,389
Fixed-maturity securities pledged as collateral at fair value (amortized cost $485,124 and $465,670)	512,961	479,938
Short-term investments, at amortized cost (which approximates fair value)	628,033	284,321
Other investments	151,967	28,756

Total investments	8,738,996	7,632,404
Cash and cash equivalents	17,538	24,404
Securities purchased under agreements to resell	492,280	559,751
Accrued investment income	116,354	110,264
Deferred acquisition costs	302,222	277,699
Prepaid reinsurance premiums	521,641	507,079
Reinsurance recoverable on unpaid losses	43,828	35,090
Goodwill	76,938	76,538
Property and equipment, at cost (less accumulated depreciation of $63,926 and $53,618)	109,817	113,176
Receivable for investments sold	39,464	23,599
Derivative assets	96,733	65,897
Other assets	32,185	34,387

Total assets	$10,587,996	$9,460,288

Liabilities and Shareholder’s Equity
Liabilities:
Deferred premium revenue	$2,755,046	$2,565,096
Loss and loss adjustment expense reserves	573,275	518,389
Securities sold under agreements to repurchase	492,280	559,751
Deferred income taxes	384,132	249,169
Deferred fee revenue	19,739	23,987
Payable for investments purchased	56,971	50,239
Derivative liabilities	190,881	85,381
Other liabilities	207,047	182,387

Total liabilities	4,679,371	4,234,399
Shareholder’s Equity:
Preferred stock, par value $1,000 per share; authorized shares - 4,000.08 and none, issued and outstanding - none	—	—
Common stock, par value $150 per share; authorized, issued and outstanding - 100,000 shares	15,000	15,000
Additional paid-in capital	1,610,574	1,567,478
Retained earnings	3,943,341	3,572,397
Accumulated other comprehensive income, net of deferred income tax provision of $185,706 and $51,300	339,710	71,014

Total shareholder’s equity	5,908,625	5,225,889
Total liabilities and shareholder’s equity	$10,587,996	$9,460,288

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

	Years ended December 31

	2002	2001	2000

Revenues:
Gross premiums written	$951,931	$865,226	$687,408
Ceded premiums	(198,526)	(235,362)	(189,316)

Net premiums written	753,405	629,864	498,092
Increase in deferred premium revenue	(164,896)	(105,994)	(51,739)

Premiums earned (net of ceded premiums of $189,332, $169,034 and $147,249)	588,509	523,870	446,353
Net investment income	431,090	412,756	392,078
Net realized gains	17,362	11,142	24,721
Change in fair value of derivative instruments	(74,664)	(2,435)	—
Advisory fees	46,577	35,468	24,027
Other	549	12,151	1,564

Total revenues	1,009,423	992,952	888,743

Expenses:
Losses and loss adjustment	61,688	56,651	51,291
Amortization of deferred acquisition costs	47,669	42,433	35,976
Operating	86,045	78,574	80,376

Total expenses	195,402	177,658	167,643

Income before income taxes	814,021	815,294	721,100
Provision for income taxes	212,477	210,951	190,474

Income before cumulative effect of accounting change	601,544	604,343	530,626
Cumulative effect of accounting change	—	(11,082)	—

Net income	$601,544	$593,261	$530,626

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY
For the years ended December 31, 2002, 2001, and 2000
(in thousands except per share amounts)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity

	Shares	Amount

Balance, January 1, 2000	100,000	$15,000	$1,514,014	$2,858,210	$(159,597)	$4,227,627
Comprehensive income:
Net income	—	—	—	530,626	—	530,626
Other comprehensive income:
Change in unrealized appreciation of investments net of change in deferred income taxes of $121,852	—	—	—	—	226,480	226,480
Change in foreign currency translation	—	—	—	—	(5,884)	(5,884)

Other comprehensive income						220,596

Comprehensive income						751,222

Dividends declared (per common share $1,973.00)	—	—	—	(197,300)	—	(197,300)
Tax reduction related to tax sharing agreement with MBIA Inc.	—	—	26,057	—	—	26,057

Balance, December 31, 2000	100,000	15,000	1,540,071	3,191,536	60,999	4,807,606

Comprehensive income:
Net income	—	—	—	593,261	—	593,261
Other comprehensive income:
Change in unrealized appreciation of investments net of change in deferred income taxes of $7,390	—	—	—	—	13,694	13,694
Change in foreign currency translation	—	—	—	—	(3,679)	(3,679)

Other comprehensive income						10,015

Comprehensive income						603,276

Dividends declared (per common share $2,124.00)	—	—	—	(212,400)	—	(212,400)
Tax reduction related to tax sharing agreement with MBIA Inc.	—	—	27,407	—	—	27,407

Balance, December 31, 2001	100,000	15,000	1,567,478	3,572,397	71,014	5,225,889

Comprehensive income:
Net income	—	—	—	601,544	—	601,544
Other comprehensive income:
Change in unrealized appreciation of investments net of change in deferred income taxes of $134,406	—	—	—	—	250,289	250,289
Change in foreign currency translation	—	—	—	—	18,407	18,407

Other comprehensive income						268,696

Comprehensive income						870,240

Dividends declared (per common share $2,306.00)	—	—	—	(230,600)	—	(230,600)
Tax reduction related to tax sharing agreement with MBIA Inc.	—	—	25,643	—	—	25,643
Stock-based compensation	—	—	20,227	—	—	20,227
Capital issuance costs	—	—	(2,774)	—	—	(2,774)

Balance, December 31, 2002	100,000	$15,000	$1,610,574	$3,943,341	$339,710	$5,908,625

	2002	2001	2000

Disclosure of reclassification amount:
Unrealized appreciation of investments arising during the period, net of taxes	$256,284	$23,290	$228,513
Reclassification adjustment, net of taxes	(5,995)	(9,596)	(2,033)

Net unrealized appreciation, net of taxes	$250,289	$13,694	$226,480

The accompany notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Years ended December 31

	2002	2001	2000

Cash flows from operating activities:
Net income	$601,544	$593,261	$530,626
Adjustments to reconcile net income to net cash provided by operating activities:
Increase in accrued investment income	(6,090)	(3,442)	(13,310)
Increase in deferred acquisition costs	(24,523)	(3,344)	(22,433)
Increase in prepaid reinsurance premiums	(14,562)	(64,457)	(39,412)
Increase in deferred premium revenue	179,459	170,452	91,151
Increase in loss and loss adjustment expense reserves, net	46,148	15,434	31,405
Depreciation	10,307	10,540	7,205
Goodwill	—	4,658	4,879
Amortization of bond discount, net	(10,687)	(8,184)	(16,756)
Net realized gains on sale of investments	(17,362)	(11,142)	(24,721)
Deferred income tax provision (benefit)	259	(11,491)	51,597
Fair value of derivative instruments	74,664	2,435	—
Cumulative effect of accounting change, net	—	11,082	—
Other, net	56,496	145,083	94,282

Total adjustments to net income	294,109	257,624	163,887

Net cash provided by operating activities	895,653	850,885	694,513

Cash flows from investing activities:
Purchase of fixed-maturity securities, net of payable for investments purchased	(2,788,599)	(3,621,172)	(2,984,404)
Sale of fixed-maturity securities, net of receivable for investments sold	2,006,228	2,602,967	2,183,222
Redemption of fixed-maturity securities, net of receivable for investments redeemed	529,065	431,275	282,541
(Purchase) sale of short-term investments, net	(328,651)	(14,423)	12,947
(Purchase) sale of other investments, net	(82,024)	(18,742)	331
Capital expenditures	(8,144)	(7,736)	(14,756)
Disposals of capital assets	206	1,209	1,745

Net cash used by investing activities	(671,919)	(626,622)	(518,374)

Cash flows from financing activities:
Dividends paid	(230,600)	(212,400)	(197,300)

Net cash used by financing activities	(230,600)	(212,400)	(197,300)

Net (decrease) increase in cash and cash equivalents	(6,866)	11,863	(21,161)
Cash and cash equivalents - beginning of year	24,404	12,541	33,702

Cash and cash equivalents - end of year	$17,538	$24,404	$12,541

Supplemental cash flow disclosures:
Income taxes paid	$192,398	$158,862	$83,020

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Business and Organization

MBIA Insurance Corporation (MBIA Corp.) is a wholly owned subsidiary of MBIA Inc.  MBIA Inc. was incorporated in Connecticut on November 12, 1986 as a licensed insurer and, through a series of transactions during December 1986, became the successor to the business of the Municipal Bond Insurance Association (the Association), a voluntary unincorporated association of insurers writing municipal bond and note insurance as agent for the member insurance companies.

          MBIA Corp. operates through one business segment, the financial guarantee insurance segment, which provides an unconditional and irrevocable guarantee of the payment of principal and interest on insured obligations when due.  MBIA Corp. writes business both in the United States and outside of the United States.  Business outside of the United States is generally written through MBIA Assurance, S.A. (MBIA Assurance), a wholly owned French subsidiary that provides insurance for public infrastructure financings, structured finance transactions and certain obligations of financial institutions.  Pursuant to a reinsurance agreement with MBIA Corp., a substantial amount of the risks insured by MBIA Assurance is reinsured by MBIA Corp.

          MBIA Corp. also manages books of business through two other subsidiaries, MBIA Insurance Corp. of Illinois (MBIA Illinois), acquired in December 1989, and Capital Markets Assurance Corporation (CMAC), acquired in February 1998 when MBIA Inc. merged with CapMAC Holdings, Inc. (CapMAC).  The net book of business of these two subsidiaries is 100% reinsured by MBIA Corp.

          In addition, MBIA Corp. insures outstanding investment agreement liabilities for MBIA Investment Management Corp. (IMC), a wholly owned subsidiary of MBIA Inc., which provides customized investment agreements for bond proceeds and other public funds, as well as for funds which are invested as part of asset-backed or structured product issuance.

          MBIA Corp.’s investment portfolio is managed by MBIA Capital Management Corp. (CMC), a wholly owned subsidiary of MBIA, Inc., which provides fixed-income investment management services for MBIA Inc. and its affiliates and third party institutional clients.  CMC charges a fee to MBIA Corp. based on the performance of its investment portfolio.

2.  Significant Accounting Policies

The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (GAAP).  The preparation of financial statements in conformity with GAAP

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results.  Actual results could differ from those estimates.  Significant accounting policies are as follows:

Consolidation
The consolidated financial statements include the accounts of MBIA Corp. and its wholly owned subsidiaries.  All significant intercompany balances have been eliminated.  Certain amounts have been reclassified in prior years’ financial statements to conform to the current presentation.

Investments
MBIA Corp.’s investment portfolio is considered available-for-sale and is reported in the financial statements at fair value, with unrealized gains and losses, net of deferred taxes, reflected in accumulated other comprehensive income in shareholder’s equity.

          Bond discounts and premiums are amortized using the effective-yield method over the remaining term of the securities.  For pre-refunded bonds the remaining term is determined based on the contractual refunding date.  Short-term investments are carried at amortized cost, which approximates fair value, and include all fixed-maturity securities with a remaining effective term to maturity of less than one year.  Investment income is recorded as earned.  Realized gains or losses on the sale of investments are determined by specific identification and are included as a separate component of revenues.

          Other investments include MBIA Corp.’s interest in equity-oriented and equity-method investments, and MBIA Corp. records its share of the unrealized gains and losses on these equity-oriented investments, net of applicable deferred income taxes, in accumulated other comprehensive income in shareholder’s equity.

Cash and Cash Equivalents
Cash and cash equivalents include cash on hand and demand deposits with banks.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Securities purchased under agreements to resell and securities sold under agreements to repurchase are accounted for as collateralized transactions and are recorded at contract value plus accrued interest, subject to the provisions of Statement of Financial Accounting Standards No. (SFAS) 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”  SFAS 140 also requires MBIA Corp. to reclassify financial assets pledged as collateral under certain agreements and to report those assets at fair value as a separate line item on the balance sheet with a corresponding adjustment to other comprehensive income.  As of year-end 2002, the Company had $513 million in financial assets pledged as collateral.

          These transactions are entered into with IMC in connection with IMC’s collateralized municipal investment and repurchase agreement activity.  It is MBIA Corp’s policy to take possession of securities used to collateralize such transactions.

Policy Acquisition Costs
Policy acquisition costs include only those expenses that relate primarily to, and vary with, premium production.  MBIA Corp. periodically conducts a study to determine which operating costs vary with and are primarily related to the acquisition of new insurance business and qualify for deferral.  For business produced directly by MBIA Corp., such costs include compensation of employees involved in underwriting and policy issuance functions, certain rating agency fees, state premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers.  Policy acquisition costs are deferred and amortized over the period in which the related premiums are earned.

Premium Revenue Recognition
Upfront premiums are earned in proportion to the expiration of the related risk.  Therefore, premium earnings are greater in the earlier periods of an upfront transaction when there is a higher amount of exposure outstanding.  The premiums are apportioned to individual sinking fund payments of a bond issue according to an amortization schedule.  After the premiums are allocated to each scheduled sinking fund payment, they are earned on a straight-line basis over the period of that sinking fund payment. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue is earned at that time, since there is no longer risk to MBIA Corp.  Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk of insured bonds and notes. Installment

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

premiums are earned over each installment period, generally one year or less.

Advisory Fee Revenue Recognition
MBIA Corp. collects various advisory fees in connection with certain transactions and also earns advisory fees in connection with its administration of certain third-party-owned special purpose vehicles.  Depending upon the type of fee received, the fee is either earned when it is due or deferred and earned over the life of the related transaction.    Work, waiver and consent, termination, administrative and management fees are earned when due.   Structuring and commitment fees are earned on a straight-line basis over the life of the related insured transaction.

Goodwill
Goodwill represents the excess of the cost of acquisitions over the fair value of the net assets acquired.  Prior to 2002, goodwill attributed to the acquisition of MBIA Corp. was amortized using the straight-line method over 25 years.  Goodwill attributed to the acquisition of MBIA Illinois was amortized according to the recognition of future profits from its deferred premium revenue and installment premiums, except for a minor portion attributed to state licenses, which is amortized by the straight-line method over 25 years.

          Effective January 1, 2002 MBIA Corp. adopted SFAS 142, “Goodwill and Other Intangible Assets.”  Under SFAS 142 goodwill is no longer amortized but rather is tested for impairment at least annually.  See Note 3 for an explanation of the impact of adoption of this Statement on MBIA Corp.’s financial statements.

Employee Stock Compensation
MBIA Corp. participates in MBIA Inc.’s Stock Option Plan.  Prior to 2002, MBIA Inc. elected to follow Accounting Principles Board Opinion No. (APB) 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its employee stock options.  No stock-based employee compensation cost for stock options is reflected in net income prior to 2002 as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January, 1, 2002 MBIA Inc. adopted the fair value recognition provisions of SFAS 123, “Accounting for Stock-Based Compensation.”  Under the modified prospective transition method selected by the Company under the provisions of SFAS 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” compensation cost recognized in 2002 is the same as that which would have been recognized had the recognition provisions of SFAS 123 been applied from its original effective date.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Property and Equipment
Property and equipment consists of land and buildings, furniture and fixtures, computer equipment and software, and leasehold improvements.  All property and equipment is recorded at cost and depreciated over the appropriate useful life of the asset using the straight-line method.  The useful lives of each class of assets are as follows:

Buildings and site improvements	15-31 years
Furniture and fixtures	8 years
Computer equipment and software	3-5 years

Leasehold improvements are depreciated over the life of the underlying lease agreement, generally seven to ten years.  Maintenance and repairs are charged to current earnings as incurred.

Losses and Loss Adjustment Expenses
Loss and loss adjustment expense (LAE) reserves are established in an amount equal to MBIA Corp.’s estimate of identified or case basis reserves and unallocated losses, including costs of settlement, on the obligations it has insured.

          Beginning in 2002, MBIA Corp. made a modification to the methodology it uses to record the amount of loss charged to earnings each period (losses incurred).  MBIA Corp. began recording losses incurred based upon a percentage of scheduled net earned premiums instead of a percentage of net debt service written.  The reason for the change in methodology is that during the quarter the premiums are written, losses incurred were being recognized in advance of the related earned premium since the premium is essentially all deferred in the quarter that it is written.  The intent of the change is to better match the recognition of incurred losses with the related premium revenue.  In 2002, 2001 and 2000, the differences between losses incurred calculated under the new and old methodologies are immaterial.

          Case basis reserves are established when specific insured issues are identified as currently or likely to be in default and the amount of the ultimate net loss can be reasonably estimated.  Such a reserve is based on the present value of the expected loss and LAE payments, net of expected recoveries under salvage and subrogation rights and reinsurance based on a

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

discount rate of 5.68% which is updated quarterly.  The discount rate is based on the estimated yield of MBIA Corp.’s fixed-income investment portfolio.

          MBIA Corp.’s procedure for establishing its loss and LAE reserves is a continuous process.  Each quarter losses incurred increase the unallocated reserve based on the methodology described above. Throughout the year, MBIA Corp. continuously monitors its insured portfolio, and case reserves are established when identified.  When a case basis reserve is recorded, a corresponding reduction is made to the unallocated reserve.  On an annual basis MBIA Corp. reviews the loss reserving methodology to assess the adequacy of the reserving factors.

          Management believes that the reserves are adequate to cover the ultimate net cost of claims.  However, because the reserves are based on estimates, there can be no assurance that the ultimate liability will not exceed such estimates.

Derivatives
The Financial Accounting Standards Board (FASB) issued, then subsequently amended, SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” which became effective for MBIA Corp. on January 1, 2001. Under SFAS 133, as amended, all derivative instruments are recognized on the balance sheet at their fair values and changes in fair value are recognized immediately in earnings, unless the derivatives qualify as hedges. If the derivatives qualify as hedges, depending on the nature of the hedge, changes in the fair value of the derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in accumulated other comprehensive income until the hedged item is recognized in earnings. Any ineffective portion of a derivative’s change in fair value is recognized immediately in earnings.

          The nature of MBIA Corp.’s business activities requires the management of various financial and market risks, including those related to changes in interest rates and currency exchange rates. As discussed more fully in Note 4, MBIA Corp. uses derivative financial instruments to mitigate or eliminate certain of those risks.  See Note 4 for further discussion of the impact of the adoption of this statement on the financial statement estimates.

Income Taxes
MBIA Corp. is included in the consolidated tax return of MBIA Inc.  The tax provision for MBIA Corp. for financial reporting purposes is determined on a stand-alone basis.  Any benefit derived by MBIA Corp. as a result of the tax

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

sharing agreement with MBIA Inc. and its subsidiaries is reflected directly in shareholder’s equity for financial reporting purposes.

          Deferred income taxes are provided with respect to the temporary differences between the tax bases of assets and liabilities and the reported amounts in the financial statements that will result in deductible or taxable amounts in future years when the reported amount of the asset or liability is recovered or settled.  Such temporary differences relate principally to premium revenue recognition, deferred acquisition costs, unrealized appreciation or depreciation of investments and the contingency reserve.

          The Internal Revenue Code permits companies writing financial guarantee insurance to deduct from taxable income amounts added to the statutory contingency reserve, subject to certain limitations.  The tax benefits obtained from such deductions must be invested in non-interest-bearing U.S. Government tax and loss bonds.  MBIA Corp. records purchases of tax and loss bonds as payments of federal income taxes.  The amounts deducted must be restored to taxable income when the contingency reserve is released, at which time MBIA Corp. may present the tax and loss bonds for redemption to satisfy the additional tax liability.

Foreign Currency Translation
Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates.  Operating results are translated at average rates of exchange prevailing during the year.  Unrealized gains or losses resulting from translation are included in accumulated other comprehensive income in shareholder’s equity.  Gains and losses resulting from transactions in foreign currencies are recorded in current income.

3.  New Accounting Pronouncements

Effective January 1, 2002 MBIA Corp. adopted Statement of Financial Accounting Standards No. (“SFAS”) 141, “Business Combinations” and SFAS 142, “Goodwill and Other Intangible Assets.”  SFAS 141, which supercedes Accounting Principles Board Opinion No. (“APB”) 16, “Business Combinations,” requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and provides specific criteria for initial recognition of intangible assets apart from goodwill.  SFAS 142 supercedes APB 17, “Intangible Assets,” and requires that goodwill and intangible assets with indefinite lives no longer be amortized but be subject to annual impairment tests in accordance with the Statement.  The Statement includes a two-step process aimed at determining the amount, if any, by which the carrying value of a reporting unit exceeds its fair value.  Other intangible assets are to be amortized over their useful lives.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

          The following table contains a reconciliation of reported net income to net income adjusted for the effect of goodwill amortization for the years ended December 31, 2002, 2001 and 2000:

	Years Ended December 31,

	2002	2001	2000

Net income (in millions):
As reported	$602	$593	$531
Amortization of goodwill	—	5	5

Adjusted net income	$602	$598	$536

          MBIA Corp. completed its transitional impairment testing on its existing goodwill as of January 1, 2002 in accordance with SFAS 142.

          As of January 1, 2002, goodwill totaled $76.9 million.  SFAS 142 requires a two step approach in determining any impairment in goodwill.  Step one entails evaluating whether the fair value of a reporting segment exceeds its carrying value.  In performing this evaluation MBIA Corp. determined that the best measure of the fair value of the insurance reporting segment is its book value adjusted for deferred premium revenue, prepaid reinsurance premiums, deferred acquisition costs and the present value of installments to arrive at adjusted book value.  As of January 1, 2002, the adjusted book value exceeded its carrying value, and thus there was no impairment of its existing goodwill.

          On December 31, 2002 the FASB issued SFAS 148 “Accounting for Stock-Based Compensation – Transition and Disclosure” which is effective for companies with fiscal years ending after December 15, 2002 and was adopted by MBIA Corp. as of January 1, 2002.  This statement amends SFAS 123, “Accounting for Stock-Based Compensation.”  SFAS 148 provides three alternative methods of transition to SFAS 123’s fair value method of accounting for stock-based compensation.  The Prospective Method, originally required under SFAS 123, requires that expense be recognized in the year of adoption only for grants made in that year. In subsequent years, expense is recognized for the current year’s grant and for grants made in the years since adoption.  Years prior to adoption are not restated.  The Modified Prospective Method requires that stock options be expensed as if SFAS 123 had been adopted as of January 1, 1995.  Thus, the fair value of any options vesting in

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the current year that were granted subsequent to January 1, 1995 will be included in expense.  However, restatement of prior years is not required.  The Retroactive Restatement Method is identical to the Modified Prospective Method in that the fair value of all options vesting in the current year for grants made after January 1, 1995 is included in expense.  However, this method also requires that all periods presented in the financial statements be restated to reflect stock option expense.  Restatement of periods prior to those presented is permitted but not required.

          SFAS 148 also requires additional disclosure in the “Summary of Significant Accounting Policies” footnote of both annual and interim financial statements.  MBIA Corp. has chosen to report its stock option expense under the Modified Prospective Method.  See Note 2 for disclosures required by SFAS 148 and Note 14 for further information about the effect of adoption on the Company’s financial statements.

          In November 2002, the FASB issued FASB Interpretation No. (FIN) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others.”  FIN 45 outlines certain accounting guidelines, effective for fiscal years beginning after December 15, 2002, from which MBIA Corp.’s insurance transactions and derivative contracts are excluded.  In addition, FIN 45 expands the disclosures required by a guarantor in its interim and annual financial statements regarding obligations under certain guarantees.  These disclosure requirements are effective for the year ended December 31, 2002.  See Note 12 for additional disclosures.  MBIA Corp. did not incur any changes to the financial statements under this new rule.

4.  Derivative Instruments

Effective January 1, 2001 the MBIA Corp. adopted SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.”  SFAS 133 requires that all derivative instruments are recorded on the balance sheet at their fair value.  Changes in the fair value of derivatives are recorded each period in current earnings or accumulated other comprehensive income, depending on whether a derivative is designated as a hedge, and if so designated, the type of hedge.

          MBIA Corp. has entered into derivative transactions that it views as an extension of its core financial guarantee business but which do not qualify for the financial guarantee scope exception under SFAS 133 and, therefore, must be stated at fair value.  MBIA Corp has insured derivatives primarily consisting of pools of credit default swaps, which it intends to hold for the entire term of the contract.  Mark-to-market values for these transactions are

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

recorded through the income statement as the change in fair value of derivative instruments.

          As of December 31, 2002 and 2001, the notional values of the credit default swaps were $47.8 billion and $17.5 billion respectively.  Notional values of the total return swaps were $157.0 million and $96.0 million respectively for years 2002 and 2001.  In addition, MBIA Corp. held other derivative instruments with notional values totaling $6.0 million in 2002 and $10.0 million in 2001.

          As of December 31, 2002 and 2001 MBIA Corp. held derivative assets of $96.7 million and $65.9 million respectively, and derivative liabilities of $190.9 million and $85.4 million respectively.

          The impact for all derivative transactions for the year ended December 31, 2002 and 2001 was an after-tax reduction in net income of $37.5 million and $9.4 million respectively.  December 31, 2001 included an $11.1 million cumulative reduction resulting from the adoption of SFAS 133.

          The following table displays the impact on the income statement for all derivative transactions related to MBIA Corp.  The income statement impact of derivative activity is broken down into revenues, expenses, net realized gains (losses) and change in fair value of derivative instruments.

In millions	December 31, 2002	December 31, 2001

Revenues*	$19.1	$10.9
Expenses*	(2.2)	(2.9)

Operating income	16.9	8.0
Gains and losses
Net realized losses	(.3)	(3.0)
Change in fair value of derivative instruments	(74.3)	(2.4)

Income before income taxes	(57.7)	2.6
Tax provision	20.2	(0.9)

Income before cumulative effect of accounting change	(37.5)	1.7
Cumulative effect of accounting change	(0.0)	(11.1)

Net loss	$(37.5)	$(9.4)

*  Includes premiums earned and formula provision for losses.

5.  Statutory Accounting Practices

The financial statements have been prepared on the basis of GAAP, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities.  Statutory accounting practices differ from GAAP in the following respects:

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

•	upfront premiums are earned on a basis proportionate to the scheduled periodic maturity of principal and payment of interest (“debt service”) to the original total principal and interest insured;

•	acquisition costs are charged to operations as incurred, rather than deferred and amortized as the related premiums are earned;

•	fixed-maturity securities are reported at amortized cost rather than fair value;

•

a contingency reserve is computed on the basis of statutory requirements, and reserves for case basis losses and LAE are established, at present value, for specific insured issues that are identified as currently or likely to be in default.  Under GAAP, reserves are established based on MBIA Corp.’s reasonable estimate of the identified and unallocated losses and LAE on the insured obligations it has written;

•	federal income taxes are only provided on taxable income for which income taxes are currently payable, while under GAAP, deferred income taxes are provided with respect to temporary differences;

•	tax and loss bonds purchased are reflected as admitted assets as well as payments of income taxes; and

•

goodwill under GAAP represents the excess of the cost of acquisitions over the fair value of the net assets acquired, while on a statutory basis, acquisitions of MBIA Corp. and MBIA Illinois were recorded at statutory book value thus no goodwill was recorded;

•

derivative assets and liabilities exclude insurance guarantees, while under GAAP, guarantees that do not quality for the financial guarantee scope exception under SFAS 133 are recorded at fair value; and

•	certain assets designated as non-admitted assets are charged directly against surplus but are reflected as assets under GAAP.

          Aggregate net income of MBIA Corp. and its subsidiaries determined in accordance with statutory accounting practices for the years ended December 31, 2002, 2001 and 2000 was $617.9 million, $571.0 million and $543.9 million, respectively.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

          The following is a reconciliation of consolidated shareholder’s equity presented on a GAAP basis to statutory capital and surplus for MBIA Corp. and its subsidiaries:

	As of December 31

In thousands	2002	2001

GAAP shareholder’s equity	$5,908,625	$5,225,889
Premium revenue recognition	(608,152)	(574,047)
Deferral of acquisition costs	(302,222)	(277,699)
Unrealized gains	(528,268)	(146,612)
Contingency reserve	(2,276,834)	(2,082,103)
Loss and LAE reserves	284,547	272,354
Deferred income taxes	371,686	255,988
Tax and loss bonds	304,695	254,695
Goodwill	(76,938)	(76,538)
Derivative assets and liabilities	94,148	19,484
Non-admitted assets and other items	(13,278)	(13,972)

Statutory capital and surplus	$3,158,009	$2,857,439

          In 1998, the National Association of Insurance Commissioners (NAIC) adopted the Codification of Statutory Accounting Principles guidance, which replaces the current Accounting Practices and Procedures manuals as the NAIC’s primary guidance on statutory accounting effective as of January 1, 2001.  The Codification provides guidance in areas where statutory accounting has been silent and changes current statutory accounting in some areas.

          The New York State Insurance Department adopted the Codification guidance, effective January 1, 2001.  The New York State Insurance Department did not adopt the Codification rules on deferred income taxes until December 31, 2002.  The deferred tax effect on the statutory surplus of MBIA Corp. and subsidiaries was to reduce surplus by $10.8 million.

6.  Premiums Earned from Refunded and Called Bonds

Premiums earned include $74.4 million, $54.6 million and $34.0 million for 2002, 2001 and 2000, respectively, related to refunded and called bonds.

7.  Investments

MBIA Corp.’s investment objective is to optimize long-term, after-tax returns while emphasizing the preservation of capital through maintenance of high-quality investments with adequate liquidity. MBIA Corp.’s investment policies limit the amount of credit exposure to any one issuer.  The fixed-maturity

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

portfolio is comprised of high-quality (average rating Double-A) taxable and tax-exempt investments of diversified maturity.

          The following tables set forth the amortized cost and fair value of the fixed-maturity and short-term investments included in the consolidated investment portfolio of MBIA Corp. as of December 31, 2002 and 2001:

In thousands	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

As of December 31, 2002
Taxable bonds:
United States Treasury and government agency	$90,466	$4,731	$—	$95,197
Corporate and other obligations	2,558,375	162,144	(15,409)	2,705,110
Mortgage-backed	972,697	46,750	(3)	1,019,444
Tax-exempt bonds:
State and municipal obligations	4,436,678	331,086	(486)	4,767,278

Total	$8,058,216	$544,711	$(15,898)	$8,587,029

In thousands	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

As of December 31, 2001
Taxable bonds:
United States Treasury and government agency	$390,098	$4,065	$(326)	$393,837
Corporate and other obligations	2,045,662	66,837	(11,659)	2,100,840
Mortgage-backed	682,073	22,400	(657)	703,816
Tax-exempt bonds:
State and municipal obligations	4,339,341	102,702	(36,888)	4,405,155

Total	$7,457,174	$196,004	$(49,530)	$7,603,648

          Fixed-maturity investments carried at fair value of $13.7 million and $12.7 million as of December 31, 2002 and 2001, respectively, were on deposit with various regulatory authorities to comply with insurance laws.

          The following table sets forth the distribution by expected maturity of the fixed-maturity and short-term investments at amortized cost and fair value at December 31, 2002.  Expected maturity may differ from contractual maturity because borrowers may have the right to call or prepay obligations.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In thousands	Amortized Cost	Fair Value

Within 1 year	$627,328	$627,328
Beyond 1 year but within 5 years	733,672	788,578
Beyond 5 years but within 10 years	1,508,261	1,662,946
Beyond 10 years but within 15 years	1,802,367	1,932,761
Beyond 15 years but within 20 years	846,837	894,119
Beyond 20 years	1,567,054	1,661,853

	7,085,519	7,567,585
Mortgage-backed	972,697	1,019,444

Total fixed-maturity and short-term investments	$8,058,216	$8,587,029

8.  Investment Income and Gains and Losses

Investment income consists of:

	Years ended December 31

In thousands	2002	2001	2000

Fixed-maturity	$431,715	$408,981	$388,134
Short-term investments	8,495	10,536	10,410
Other investments	(1,111)	715	(80)

Gross investment income	439,099	420,232	398,464
Investment expenses	8,009	7,476	6,386

Net investment income	431,090	412,756	392,078

Net realized gains (losses):
Fixed-maturity:
Gains	39,562	42,694	42,765
Losses	(21,487)	(31,552)	(19,516)

Net	18,075	11,142	23,249

Other investments:
Gains	—	—	1,852
Losses	(713)	—	(380)

Net	(713)	—	1,472

Total net realized gains	17,362	11,142	24,721

Total investment income	$448,452	$423,898	$416,799

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Net unrealized gains consist of:

	As of December 31

In thousands	2002	2001

Fixed-maturity:
Gains	$543,777	$196,004
Losses	(15,899)	(49,530)

Net	527,878	146,474

Other investments:
Gains	3,791	139
Losses	(361)	—

Net	3,430	139

Total	531,308	146,613
Deferred income tax provision	185,706	51,300

Unrealized gains, net	$345,602	$95,313

          The deferred income tax provision relates primarily to unrealized gains and losses on MBIA Corp.’s fixed-maturity investments, which are reflected in other accumulated comprehensive income in shareholder’s equity.

The change in net unrealized gains consists of:

	Years ended December 31

In thousands	2002	2001	2000

Fixed-maturity	$381,404	$20,832	$348,169
Other investments	3,291	252	163

Total	384,695	21,084	348,332
Deferred income taxes	134,406	7,390	121,852

Unrealized gains, net	$250,289	$13,694	$226,480

9.  Income Taxes

The provision for income taxes is composed of:

	Years ended December 31

In thousands	2002	2001	2000

Current	$212,218	$216,475	$138,877
Deferred	259	(5,524)	51,597

Income tax provision	212,477	210,951	190,474
Deferred SFAS 133 transition	—	(5,967)	—

Total	$212,477	$204,984	$190,474

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

          The provision for income taxes gives effect to permanent differences between financial and taxable income.  Accordingly, MBIA Corp.’s effective income tax rate differs from the statutory rate on ordinary income.  The reasons for MBIA Corp.’s lower effective tax rates are as follows:

	Years ended December 31

	2002	2001	2000

Income taxes computed on pre-tax financial income at statutory rates	35.0%	35.0%	35.0%
Increase (reduction) in taxes resulting from:
Tax-exempt interest	(8.9)	(8.1)	(8.5)
Amortization of goodwill	—	0.2	0.2
Other	—	(1.2)	(0.3)

Provision for income taxes	26.1%	25.9%	26.4%

          MBIA Corp. recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  The effect on tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 2002 and 2001 are presented below:

In thousands	2002	2001

Deferred tax assets:
Tax and loss bonds	$309,429	$256,171
Alternative minimum tax credit carry-forward	—	11,286
Loss and loss adjustment expense reserves	97,441	93,173
Other	87,574	47,781

Total gross deferred tax assets	494,444	408,411

Deferred tax liabilities:
Contingency reserve	417,530	363,479
Deferred premium revenue	110,726	114,019
Deferred acquisition costs	101,317	97,195
Unrealized gains	185,706	78,372
Contingent commissions	552	620
Other	62,745	3,895

Total gross deferred tax liabilities	878,576	657,580

Net deferred tax liability	$384,132	$249,169

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

          MBIA Corp. believes that a valuation allowance is unnecessary in connection with the deferred tax assets.

10.  Dividends and Capital Requirements

Under New York State insurance law, without prior approval of the superintendent of the state insurance department, financial guarantee insurance companies can pay dividends from earned surplus subject to retaining a minimum capital requirement.  In MBIA Corp. and CMAC’s case, dividends in any 12-month period cannot be greater than 10% of policyholders’ surplus as shown on MBIA Corp.’s latest filed statutory financial statements.  In 2002, MBIA Corp. declared and paid dividends of $230.6 million and based upon the filing of its year-end 2002 statutory financial statements has dividend capacity of $85.2 million for the first quarter of 2003 without special regulatory approval. During 2003, a similar calculation will be performed each quarter to determine the amount of dividend capacity for MBIA Corp.  CMAC did not declare or pay any dividends in 2002.  CMAC had dividend capacity of $5.4 million as of December 31, 2002.

          Under Illinois Insurance Law, MBIA Illinois may pay a dividend from unassigned surplus, and the dividends in any 12-month period may not exceed the greater of 10% of policyholders’ surplus (total capital and surplus) at the end of the preceding calendar year, or the net income of the preceding calendar year without the approval of the Illinois State Insurance Department.

          In accordance with such restrictions on the amount of dividends that can be paid in any 12-month period, MBIA Illinois had $0.04 million available for the payment of dividends as of December 31, 2002.  During 2002, MBIA Illinois declared and paid dividends in the amount of $17 million.

          The insurance departments of New York State and certain other statutory insurance regulatory authorities, and the agencies that rate the bonds insured by MBIA Corp. and its subsidiaries, have various requirements relating to the maintenance of certain minimum ratios of statutory capital and reserves to net insurance in force.  MBIA Corp. and its subsidiaries were in compliance with these requirements as of December 31, 2002 and 2001.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.  Lines of Credit

MBIA Corp. has a standby line of credit commitment in the amount of $700 million with a group of major Triple-A-rated banks to provide loans to MBIA Corp.  This facility can be drawn upon if MBIA Corp. incurs cumulative losses (net of expected recoveries) on the covered portfolio (which is comprised of the Company’s insured public finance obligations, with certain adjustments) from December 23, 2002 in excess of the greater of $900 million or 5.0% of average annual debt service. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations including certain installment premiums and other collateral. This commitment has a seven-year term expiring on October 31, 2009.

          MBIA Corp. also maintains $211 million of stop loss reinsurance coverage with a group of highly-rated reinsurers.  This facility covers losses, relating to the global structured finance portfolio in-force as of December, 31, 2002, that are in excess of $1.01 billion and were incurred during a seven year period beginning January 1, 2002.  In addition, MBIA Inc. maintains two 10 year facilities maturing in 2011 and 2012 for $100 million and $50 million, respectively.  These facilities, with two highly rated reinsurers, allow it to issue subordinated securities that can be drawn upon if MBIA Corp. incurs cumulative losses (net of any recoveries) above an annually adjusted attachment point.  This attachment point was $1.65 billion in 2002 and will be $1.76 billion in 2003.

          In December 2002, $200 million of Money Market Committed Preferred Custodial Trust securities (CPS securities) were issued by four Trusts, each issuing $50 million in perpetual CPS securities.  The Trusts were created for the primary purpose of issuing CPS securities, investing the proceeds in high quality commercial paper and providing MBIA Corp. with a put option for selling to the Trusts the perpetual preferred stock of MBIA Corp.  MBIA Corp. has the option to sell such securities to the Trusts on a periodic basis every 28 days.  If MBIA Corp. chooses to exercise its put option, the Trusts transfer such proceeds to MBIA Corp. in exchange for the MBIA Corp. preferred stock.  The Trusts will hold on to the preferred stock and distribute the preferred dividend to their holders.  MBIA Corp. has the right to redeem the preferred, and then put the preferred stock back to the Trust again, indefinitely.  Any preferred stock issued by MBIA Corp. would be non-cumulative unless MBIA Corp. pays dividends on its common stock, during which time the dividends on its preferred stock would be cumulative. Preferred stockholders would have rights that are subordinated to insurance

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

claims, as well as to the general unsecured creditors, but senior to any common stockholders of MBIA Corp.

          The trusts were created as a vehicle for providing capital support to MBIA Corp. by allowing it to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put options.  Standard & Poor’s and Moody’s rate the trusts AA/aa2, respectively.

          MBIA Corp. and MBIA Inc. maintain bank liquidity facilities totaling $675 million. As of December 31, 2002, there were no borrowings outstanding under these agreements.

12.  Net Insurance In Force

MBIA Corp. guarantees the timely payment of principal and interest on municipal, asset-/mortgage-backed and other non-municipal securities.  MBIA Corp.’s ultimate exposure to credit loss in the event of nonperformance by the insured is represented by the insurance in force as set forth below.

          The insurance policies issued by MBIA Corp. are unconditional commitments to guarantee timely payment on the bonds and notes to bondholders.  The creditworthiness of each insured issue is evaluated prior to the issuance of insurance and each insured issue must comply with MBIA Corp.’s underwriting guidelines.  Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets.  The right to such money or collateral would typically become MBIA Corp.’s upon the payment of a claim by MBIA Corp.

          MBIA Corp. maintains underwriting guidelines based on those aspects of credit quality that it deems important for each category of obligation considered for insurance.  For global public finance transactions these include economic and social trends, debt and financial management, adequacy of anticipated cash flow, satisfactory legal structure and other security provisions, viable tax and economic bases, adequacy of loss coverage and project feasibility.  For global structured finance transactions, MBIA Corp.’s underwriting guidelines, analysis, and due diligence focus on seller/servicer credit and operational quality.  MBIA also analyzes the quality of the asset pool as well as its historical and projected performance.  The strength of the structure, including legal segregation of the assets, cash flow analysis, the size and source of first loss protection, asset performance triggers and financial covenants is also reviewed.  Such guidelines are subject to periodic review by management, who are responsible for establishing and

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

maintaining underwriting standards and criteria for maintaining underwriting standards in our insurance operations.

          As of December 31, 2002, insurance in force, net of cessions to reinsurers, had a range of maturity of 1-50 years among 32,588 outstanding policies. The distribution of net insurance in force by geographic location, including $8.0 billion and $6.7 billion relating to transactions guaranteed by MBIA Corp. on behalf of various investment management services affiliated companies in 2002 and 2001, respectively, is set forth in the following table:

	As of December 31

In billions	2002		2001

Geographic Location	Net Insurance In Force	% of Net Insurance In Force	Net Insurance In Force	% of Net Insurance In Force

California	$94.1	11.9%	$86.0	11.8%
New York	76.6	9.7	75.3	10.3
Florida	36.1	4.6	36.1	5.0
Illinois	31.9	4.1	23.9	3.3
Texas	31.1	3.9	30.1	4.1
New Jersey	28.5	3.6	26.9	3.7
Massachusetts	23.1	2.9	21.8	3.0
Pennsylvania	22.1	2.8	23.0	3.1
Michigan	16.0	2.0	16.0	2.2
Washington	15.1	1.9	12.9	1.8

Subtotal	374.6	47.4	352.0	48.3
Nationally Diversified	139.0	17.6	128.2	17.6
Other states	197.4	25.0	191.1	26.2

Total United States	711.0	90.0	671.3	92.1
Internationally diversified	39.6	5.0	25.2	3.4
Country specific	39.0	5.0	32.6	4.5

Total Non-United States	78.6	10.0	57.8	7.9

Total	$789.6	100.0%	$729.1	100.0%

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

          The distribution of net insurance in force by type of bond is set forth in the following table:

	As of December 31

In billions	2002		2001

Bond Type	Net Insurance In Force	% of Net Insurance In Force	Net Insurance In Force	% of Net Insurance In Force

Global Public Finance:
United States
General obligation	$185.7	23.5%	$165.3	22.7%
Utilities	89.9	11.4	84.2	11.5
Special revenue	77.1	9.7	67.0	9.2
Healthcare	62.3	7.9	64.7	8.9
Transportation	49.7	6.3	47.4	6.5
Investor-owned utilities	34.4	4.3	36.9	5.1
Higher education	33.0	4.2	31.3	4.3
Housing	28.2	3.6	27.7	3.8

Total United States	560.3	70.9	524.5	72.0

Non-United States
Investor-owned utilities	5.1	0.6	3.8	0.5
Transportation	4.4	0.6	2.4	0.3
Sovereign	4.1	0.5	3.1	0.4
Utilities	3.6	0.5	3.5	0.5
Healthcare	2.6	0.3	0.8	0.1
Sub-sovereign	1.4	0.2	1.1	0.2
Housing	0.7	0.1	0.6	0.1
Higher education	0.1	—	0.1	—

Total Non-United States	22.0	2.8	15.4	2.1

Total Global Public Finance	582.3	73.7	539.9	74.1

Global Structured Finance:
United States
Asset-backed:
Auto	16.0	2.0	18.1	2.5
Credit Cards	14.1	1.8	18.7	2.5
Other	8.3	1.1	7.5	1.0
Leasing	4.4	0.6	7.0	1.0
Mortgage-backed:
Home Equity	22.1	2.8	29.6	4.1
Other	12.0	1.5	13.0	1.8
First Mortgage	6.7	0.8	9.0	1.2
CDO, CLO, and CBO	38.8	4.9	21.1	2.9
Pooled Corp. obligations & other	23.7	3.0	18.3	2.5
Financial risk	4.6	0.6	4.5	0.6

Total United States	150.7	19.1	146.8	20.1

Non-United States
Corporate debt obligations	33.6	4.3	22.9	3.1
Pooled Corp. obligations & other	8.9	1.1	9.1	1.3
Mortgage-backed:
First Mortgage	5.7	0.7	4.6	0.6
Other	2.9	0.4	0.7	0.1
Home equity	—	—	0.5	0.1
Financial risk	2.9	0.4	3.1	0.4
Asset-backed	2.6	0.3	1.5	0.2

Total Non-United States	56.6	7.2	42.4	5.8
Total Global Structured Finance	207.3	26.3	189.2	25.9

Total	$789.6	100.0%	$729.1	100.0%

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

          In addition to the guarantees in the preceding tables, MBIA Corp. has entered into certain guarantees of derivative contracts that do not qualify for the financial guarantee scope exception under SFAS 133.  The maximum amount of future payments that MBIA Corp. may be required to make under these guarantees, should a full default occur, is $48.0 billion. This amount is net of cessions to reinsurers of $11.2 billion.  The guarantees have a maximum range of maturity of 1- 75 years.  In accordance with SFAS 133, the fair values of these guarantees at December 31, 2002 are recorded on the balance sheet as assets and liabilities of $96.7 million and $190.9 million, respectively.

          MBIA Corp. may hold recourse provisions with third parties in these transactions through both reinsurance and subrogation rights.  MBIA Corp.’s reinsurance arrangements provide that should MBIA Corp. pay a claim under a guarantee of a derivative contract, then MBIA Corp. can collect amounts from any reinsurers that have reinsured the guarantee on either a proportional or non-proportional basis depending upon the underlying reinsurance agreement.  MBIA Corp. may also have recourse through subrogation rights whereby if MBIA Corp. makes a claim payment, it is entitled to any rights of the insured counterparty, including the right to any assets held as collateral.

          MBIA Corp. has also issued guarantees of certain obligations issued by its investment management affiliates that are included in the previous tables. These guarantees take the form of insurance policies issued by MBIA Corp. on behalf of the investment management affiliates.  Should one of these affiliates default on their insured obligations, MBIA Corp. will be required to pay all scheduled principal and interest amounts outstanding.  As of December 31, 2002, the maximum amount of future payments that MBIA Corp. could be required to make under these guarantees, should a full default occur, is $8.0 billion. These guarantees have a maximum range of maturity of 1- 40 years. These guarantees were entered into on an arm’s length basis and are fully collateralized by marketable securities. MBIA Corp. has both direct

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

recourse provisions and subrogation rights in these transactions. If MBIA Corp. is required to make a payment under any of these affiliate guarantees, it would have the right to seek reimbursement from such affiliate and to liquidate any collateral to recover all or a portion of the amounts paid under the guarantee.

13.  Reinsurance

MBIA Corp. reinsures exposure with other insurance companies under various treaty and facultative reinsurance contracts, both on a pro rata and non-proportional basis.  In the event that any or all of the reinsurers were unable to meet their obligations, MBIA Corp. would be liable for such defaulted amounts.

          Amounts deducted from gross insurance in force for reinsurance ceded by MBIA Corp. and its subsidiaries were $171.0 billion and $153.9 billion, at December 31, 2002 and 2001, respectively.  The distribution of ceded insurance in force by geographic location is set forth in the following table:

	As of December 31

	2002		2001

In billions Geographic Location	Ceded Insurance In Force	% of Ceded Insurance In Force	Ceded Insurance In Force	% of Ceded Insurance In Force

California	$18.8	11.0%	$18.3	11.9%
New York	11.1	6.5	12.8	8.3
New Jersey	6.9	4.0	6.7	4.3
Texas	6.5	3.8	5.8	3.8
Massachusetts	5.2	3.0	4.8	3.1
Florida	4.9	2.9	4.8	3.1
Illinois	4.7	2.7	4.0	2.6
Puerto Rico	4.2	2.5	4.2	2.7
Colorado	4.0	2.3	4.0	2.6
Pennsylvania	3.4	2.0	3.8	2.5

Subtotal	69.7	40.7	69.2	44.9
Nationally diversified	34.6	20.2	26.0	16.9
Other states	30.9	18.1	30.4	19.8

Total United States	135.2	79.0	125.6	81.6
Internationally diversified	11.8	6.9	8.3	5.4
Country specific	24.0	14.1	20.0	13.0

Total Non-United States	35.8	21.0	28.3	18.4

Total	$171.0	100.0%	$153.9	100.0%

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

          The distribution of ceded insurance in force by type of bond is set forth in the following table:

	As of December 31

	2002		2001

In billions Type of Bond	Ceded Insurance In Force	% of Ceded Insurance In Force	Ceded Insurance In Force	% of Ceded Insurance In Force

Global Public Finance:
United States
General obligation	$23.7	13.9%	$21.8	14.1%
Utilities	18.5	10.9	17.9	11.7
Transportation	18.5	10.8	18.3	11.9
Health care	14.3	8.4	15.1	9.8
Special revenue	12.8	7.5	9.4	6.1
Investor-owned utilities	5.5	3.2	6.0	3.9
Higher education	3.3	1.9	4.1	2.7
Housing	2.8	1.6	3.1	2.0

Total United States	99.4	58.2	95.7	62.2

Non-United States
Transportation	5.6	3.3	3.0	1.9
Investor-owned utilities	4.1	2.4	2.1	1.4
Utilities	2.5	1.5	2.5	1.6
Sovereign	1.3	0.8	1.1	0.8
Sub-sovereign	0.9	0.5	0.9	0.6
Health care	0.6	0.3	0.4	0.2
Housing	0.1	—	0.1	—

Total Non-United States	15.1	8.8	10.1	6.5

Total Global Public Finance	114.5	67.0	105.8	68.7

Global Structured Finance:
United States
Asset-backed:
Auto	6.2	3.6	4.0	2.6
Credit cards	4.4	2.6	3.9	2.5
Leasing	1.8	1.1	3.0	2.0
Other	0.8	0.5	0.6	0.4
Mortgage-backed:
Home equity	6.6	3.8	6.9	4.5
Other	2.2	1.3	2.3	1.5
First mortgage	0.7	0.4	1.0	0.6
Pooled Corp. obligations & other	6.7	3.9	5.5	3.5
CDO, CLO, and CBO	6.0	3.5	2.3	1.5
Financial risk	0.3	0.2	0.4	0.3

Total United States	35.7	20.9	29.9	19.4

Non-United States
CDO, CLO, and CBO	9.8	5.7	6.6	4.3
Pooled Corp. obligations & other	5.2	3.1	5.6	3.6
Financial risk	2.5	1.4	2.7	1.8
Asset-backed	1.1	0.6	1.7	1.1
Mortgage-backed:
First mortgage	1.2	0.7	1.0	0.7
Home equity	—	—	0.4	0.3
Other	1.0	0.6	0.2	0.1

Total Non-United States	20.8	12.1	18.2	11.9

Total Global Structured Finance	56.5	33.0	48.1	31.3

Total	$171.0	100.0%	$153.9	100.0%

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

          As part of MBIA Corp’s reinsurance activity in 1998, MBIA Corp. entered into reinsurance agreements with highly rated reinsurers that obligate it to cede future premiums to the reinsurers through October 1, 2004.

          Components of premiums written including reinsurance assumed from and ceded to other companies is set forth in the following table:

	Years ended December 31

In thousands	2002	2001	2000

Direct	$932,204	$839,386	$641,452
Assumed	19,727	25,840	45,956

Gross	951,931	865,226	687,408
Ceded	(198,526)	(235,362)	(189,316)

Net	$753,405	$629,864	$498,092

          Ceding commissions received from reinsurers before deferrals were $49.9 million, $55.2 million, and $37.3 million in 2002, 2001 and 2000, respectively.

14.  Employee Benefits

MBIA Corp. participates in MBIA Inc.’s pension plan, which covers substantially all employees.  The pension plan is a non-contributory, defined contribution pension plan to which MBIA Inc. contributes 10% of each eligible employee’s annual total compensation. Pension benefits vest over a five-year period with 60% vesting after three years and 20% in years four and five.  Pension expense for the years ended December 31, 2002, 2001 and 2000, was $7.5 million, $4.9 million and $4.9 million, respectively.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

          MBIA Inc. also has a profit-sharing/401(k) plan in which MBIA Corp. participates.  The plan is a voluntary contributory plan that allows eligible employees to defer compensation for federal income tax purposes under Section 401(k) of the Internal Revenue Code of 1986, as amended.  Employees may contribute through payroll deductions up to 10% of eligible compensation. MBIA Corp. matches employee contributions up to the first 5% of total compensation with MBIA, Inc. common stock. The benefit of MBIA Corp.’s contributions vest over five years with 60% vesting after three years and then 20% in years four and five.  Generally, a participating employee is entitled to distributions from the plan upon termination of employment, retirement, death or disability.  Participants who qualify for distribution may receive a single lump sum, transfer the assets to another qualified plan or individual retirement account, or receive a series of specified installment payments.  MBIA Corp. contributions to the profit-sharing/401(k) plan aggregated $2.2 million, $1.9 million and $1.9 million for the years ended December 31, 2002, 2001 and 2000, respectively.

          Amounts relating to the above plans that exceed limitations established by federal regulations are contributed to a non-qualified deferred compensation plan. The non-qualified contributions included in the pension plan were $3.9 million, $3.0 million and $2.6 million for the years ending December 31, 2002, 2001 and 2000, respectively.  The non-qualified contributions for the profit-sharing 401(k) plan were $0.9 million, $1.0 million and $0.9 million for the years ending December 31, 2002, 2001 and 2000, respectively.

          MBIA Corp. participates in the “MBIA Long-Term Incentive Program” (the incentive program). The incentive program includes a stock option component and a compensation component linked to the growth in book value per share, including certain adjustments, of MBIA Inc.’s stock (modified book value) over a three-year period following the grant date. Target levels for the incentive program awards are established as a percentage of total salary and bonus, based upon the recipient’s position. Awards under the incentive program typically are granted from the vice president level up to and including the Chairman and Chief Executive Officer.  Actual amounts to be paid are adjusted upward or downward depending on the growth of modified book value versus a baseline target, with a minimum growth of 8% necessary to receive any payment and an 18% growth necessary to receive the maximum payment.  Awards under the incentive program are divided equally between the two components, with 50% of the award to be given in stock options and 50% of the award to be paid in cash or shares of MBIA Inc. stock.  Payments are made at the end of each three-year measurement

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

period.  During 2002, 2001 and 2000, $16.8 million, $14.6 million and $11.6 million, respectively, were recorded as a charge related to these awards.

          MBIA Corp. also participates in MBIA Inc.’s restricted stock program whereby key executive officers are granted restricted shares of MBIA Inc.’s common stock. These stock awards may only be sold three, four or five years from the date of grant, at which time the awards fully vest. Compensation expense related to the restricted stock was $4.2 million, $3.3 million, and $2.2 million for the years ended December 31, 2002, 2001 and 2000, respectively.

          MBIA Corp. also participates in MBIA Inc.’s Stock Option Plan.  Effective January 1, 2002 MBIA Inc. adopted the expense recognition provisions of SFAS 123, “Accounting for Stock-Based Compensation.”  Under the modified prospective method of adoption selected by MBIA Inc. under the provisions of SFAS 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” compensation cost recognized in 2002 is the same as that which would have been recognized had the recognition provisions of SFAS 123 been applied from its original effective date.  Results for prior years have not been restated.  Employee stock compensation for the year ended December 31, 2002 totaled $20.2 million.

          In accordance with SFAS 123 the Company valued all stock options granted in 2002 using an option-pricing model.  The value is recognized as an expense over the period in which the options vest.  The Company believes that recognizing the expense associated with stock option grants is preferable to the prior method of accounting for stock options under Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees” because it produces a complete picture of compensation expenses within the Company’s statement of income.

          Due to the adoption of SFAS 148’s modified prospective transition method, the first three quarters of 2002 have been restated.  The following is a reconciliation of the previously reported amounts to the restated amounts:

	Years Ended December 31,

	2002	2001	2000

Net income (in thousands):
Net income before stock option expense	$606,411	$593,261	$530,626
After-tax stock option expense	(4,867)	—	—

As reported	$601,544	$593,261	$530,626

	1st Quarter 2002

(in thousands)	As Reported	Stock Option Expense	Restated

Insurance operating expense	$18,363	$1,849	$20,212
Net income	$162,218	$1,201	$161,017

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	2nd Quarter 2002

(in thousands)	As Reported	Stock Option Expense	Restated

Insurance operating expense	$20,597	$1,483	$22,080
Net income	$152,533	$964	$151,569

	3rd Quarter 2002

(in thousands)	As Reported	Stock Option Expense	Restated

Insurance operating expense	$20,315	$1,485	$21,800
Net income	$175,434	$965	$174,469

15.  Related Party Transactions

Related parties are defined as the following:

•

Affiliates of MBIA Corp.:  An affiliate is a party that directly or indirectly controls, is controlled by or is under common control with MBIA Corp.  Control is defined as having, either directly or indirectly, the power to direct the management and policies of MBIA Corp. through ownership, by contract or otherwise.

•	Entities for which investments are accounted for by the equity method by MBIA Corp.

•	Trusts for the benefit of employees, such as pension and profit-sharing trusts, that are managed by or under the trusteeship of management.

•	Principal owners of MBIA Corp. defined as owners of record or known beneficial owners of more than 10 percent of the voting interests of MBIA Corp.

•

Management of MBIA Corp. which includes persons who are responsible for achieving the objectives of MBIA Corp. and who have the authority to establish policies and make decisions by which those objectives are to be pursued.  Management normally includes members of the board of directors, the chief executive officer, chief operating officer, vice president in charge of principal business functions and other persons who perform similar policymaking functions.

•

Members of the immediate families of principal owners of MBIA Corp. and its management.  This includes family members whom a principal owner or a member of management might control or influence or by whom they may be controlled or influenced because of the family relationship.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

•

Other parties with which MBIA Corp. may deal if one party controls or can significantly influence the management or policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

•

Other parties that can significantly influence the management or policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to the extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

          From time to time MBIA Corp. may enter into transactions with related parties which MBIA Corp. deems immaterial or which occur in the normal course of business and which are transacted at “arms length.”  Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the members of the Association who had their Standard & Poor’s Corporation claims-paying rating downgraded from Triple-A on their previously issued Association policies.  In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amounts directly to the paying agent.  The aggregate outstanding exposure on these surety bonds as of December 31, 2002 is $340 million.

          Included in other assets at December 31, 2002 were $0.8 million of net receivables from MBIA Inc. and other subsidiaries.  Included in other liabilities at December 31, 2001 were $0.3 million of net payables to MBIA Inc. and other subsidiaries.

          MBIA Corp. entered into an agreement with MBIA Inc. and IMC whereby MBIA Corp. held securities subject to agreements to resell of $492.3 million and $559.8 million as of December 31, 2002 and 2001, respectively.  MBIA Corp. also transferred securities subject to agreements to repurchase of $492.3 million and $559.8 million as of December 31, 2002 and 2001.  These agreements have a term of less than one year.  The interest expense relating to these agreements was $7.6 million and $16.8 million, respectively, for the years ended December 31, 2002 and 2001.  The interest income relating to these agreements was $7.8 million and $17.4 million, respectively, for the years ended December 31, 2002 and 2001.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.  Fair Value of Financial Instruments

The estimated fair value amounts of financial instruments shown in the following table have been determined by MBIA Corp. using available market information and appropriate valuation methodologies.  However, in certain cases considerable judgment is necessarily required to interpret market data to develop estimates of fair value.  Accordingly, the estimates presented herein are not necessarily indicative of the amount MBIA Corp. could realize in a current market exchange.  The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Fixed-maturity securities -The fair value of fixed-maturity securities available-for-sale is based upon quoted market price, if available.  If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Short-term investments - Short-term investments are carried at amortized cost, which approximates fair value.

Other investments -  Other investments include MBIA Corp.’s interest in equity-oriented and equity-method investments. The fair value of these investments is based on quoted market prices.

Cash and cash equivalents, receivable for investments sold and payable for investments purchased - The carrying amounts of these items are a reasonable estimate of their fair value.

Securities purchased under agreements to resell - The fair value is estimated based upon the quoted market prices of the transactions’ underlying collateral.

Prepaid reinsurance premiums - The fair value of MBIA Corp.’s prepaid reinsurance premiums is based on the estimated cost of entering into an assumption of the entire portfolio with third party reinsurers under current market conditions.

Deferred premium revenue - The fair value of MBIA Corp.’s deferred premium revenue is based on the estimated cost of entering into a cession of the entire portfolio with third-party reinsurers under current market conditions.

Loss and loss adjustment expense reserves -The carrying amount is composed of the present value of the expected cash flows for specifically identified claims combined with an estimate for unidentified claims.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Therefore, the carrying amount is a reasonable estimate of the fair value of the reserve.

Securities sold under agreements to repurchase - The fair value is estimated based upon the quoted market prices of the transactions’ underlying collateral.

Installment premiums - The fair value is derived by calculating the present value of the estimated future cash flow stream discounted at 9%.

Derivatives - The fair value derived from market information and appropriate valuation methodologies reflects the estimated amounts that the MBIA Corp. would receive or pay to terminate the transaction at the reporting date.

	As of December 31, 2002		As of December 31, 2001

In thousands	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Assets:
Fixed-maturity securities	$7,958,996	$7,958,996	$7,319,327	$7,319,327
Short-term investments	628,033	628,033	284,321	284,321
Other investments	151,967	151,967	28,756	28,756
Cash and cash equivalents	17,538	17,538	24,404	24,404
Securities purchased under agreements to resell	492,280	492,280	559,751	559,751
Prepaid reinsurance premiums	521,641	435,818	507,079	435,947
Reinsurance recoverable on unpaid losses	43,828	43,828	35,090	35,090
Receivable for investments sold	39,464	39,464	23,599	23,599
Derivatives assets	96,733	96,733	65,897	65,897
Liabilities:
Deferred premium revenue	2,755,046	2,339,661	2,565,096	2,278,391
Loss and loss adjustment expense reserves	573,275	573,275	518,389	518,389
Securities sold under agreements to repurchase	492,280	492,280	559,751	559,751
Payable for investments purchased	56,971	56,971	50,239	50,239
Derivatives liabilities	190,881	190,881	85,381	85,381
Off-balance sheet instruments:
Installment premiums	—	1,300,107	—	1,068,391